EXHIBIT 99.1
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Illumina, Inc.
     We have audited the accompanying consolidated balance sheets of Solexa, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Solexa, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the two years then ended, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 4 to the consolidated financial statements, in fiscal year 2006, Solexa, Inc. changed its method of accounting for stock-based compensation in accordance with guidance provided in Statement of Financial Accounting Standard No, 123(R), “Share-Based Payment”.
/s/ Ernst & Young LLP
Palo Alto, California
March 12, 2007

SOLEXA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$94,306	$38,403
Accounts receivable	1,719	539
Inventory	7,132	754
Other current assets	5,854	2,422

Total current assets	109,011	42,118
Property and equipment, net	5,092	4,378
Intangible assets, net	3,656	3,510
Goodwill	22,529	22,529
Other non-current assets	439	482

Total assets	$140,727	$73,017

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,407	$2,235
Equipment financing, current portion	34	31
Forward loss contingency reserve	—	1,028
Accrued compensation	2,850	2,067
Accrued professional fees	772	705
Deferred rent and lease obligations, current portion	1,068	801
Deferred revenue, current portion	3,616	1,518
Advance from customers	1,459	—
Other accrued liabilities	3,529	529

Total current liabilities	21,735	8,914
Deferred revenue, net of current portion	219	1,905
Equipment financing, net of current portion	15	44
Deferred rent and lease obligations, net of current portion	1,323	2,381
Series B preferred redeemable convertible shares	—	—
Stockholders’ equity:
“A” convertible ordinary shares: $0.37 par value; no shares authorized, issued and outstanding at December 31, 2006 and 2005, respectively	—	—
Ordinary shares: $0.37 par value; no shares authorized, issued and outstanding at December 31, 2006 and 2005, respectively	—	—
Preferred stock: $0.01 par value; 2,000,000 shares authorized; no shares issued and outstanding at December 31, 2006 and 2005, respectively	—	—
Common stock: $0.01 par value; 200,000,000 shares authorized; 42,722,303 shares and 30,027,182 shares issued and outstanding at December 31, 2006 and 2005, respectively	427	300
Additional paid-in capital	208,730	109,575
Deferred compensation	—	(326)
Accumulated other comprehensive income	3,928	2,064
Accumulated deficit	(95,650)	(51,840)

Total stockholders’ equity	117,435	59,773

Total liabilities and stockholders’ equity	$140,727	$73,017

See accompanying notes.

SOLEXA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31,
	2006	2005
Revenues:
Service revenue	$2,517	$4,150
Operating costs and expenses:
Cost of service revenue	2,200	7,066
Manufacturing startup and excess capacity costs	3,425	—
Research and development	25,037	17,294
Sales, general and administrative	20,217	12,030
Restructuring charge	—	333

Total operating costs and expenses	50,879	36,723

Loss from operations	(48,362)	(32,573)
Interest income	2,826	555
Interest expense	(594)	(876)
Other income (expense), net	285	464
Gain (loss) on foreign exchange	207	271

Loss before income taxes	(45,638)	(32,159)
Income tax (benefit) related to research and development tax credit	(1,828)	(2,999)

Net loss	$(43,810)	$(29,160)
Dividends	—	(522)

Net loss applicable to common stockholders	$(43,810)	$(29,682)

Basic and diluted net loss per common share	$(1.19)	$(1.51)

Shares used in computation of net loss per common share	36,956	19,698

See accompanying notes.

SOLEXA, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
(In thousands, except share amounts)

									Accumulated
	“A” convertible						Additional		Other
	ordinary shares		Ordinary shares		Common stock		Paid-In	Deferred	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Income	Deficit	Total
Balances at December 31, 2004	5,067	$20	2,338	$9	—	—	$20,385	—	$2,697	$(22,680)	$431
Net loss	—	—	—	—	—	—	—	—	—	(29,160)	(29,160)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(633)	—	(633)

Comprehensive loss											(29,793)
Business combination transaction:
Conversion of series “B” preferred redeemable convertible shares	—	—	—	—	5,812	$58	15,734	—	—	—	15,792
Solexa Ltd. shares exchanged	(5,067)	(20)	(2,338)	(9)	8,028	80	(80)	—	—	—	(29)
Shares issued for Lynx, Inc.	—	—	—	—	3,764	38	15,884				15,922
Options assumed from Lynx, Inc.	—	—	—	—	—	—	851	$(635)	—	—	216
Shares and warrants issued for fees	—	—	—	—	180	2	1,704	—	—	—	1,706
Common shares issued in private placements, net	—	—	—	—	11,977	120	54,206	—	—	—	54,326
Common shares issued for purchases of intellectual property	—	—	—	—	66	1	449	—	—	—	450
Exercise of stock options					146	1	373	—	—	—	374
Exercise of warrants	—	—	—	—	54	—	269	—	—	—	269
Amortization of and reversal of deferred compensation	—	—	—	—	—	—	(210)	309	—	—	99
Stock based compensation to non-employees	—	—	—	—	—	—	10	—	—	—	10

Balances at December 31, 2005	—	$—	—	$—	30,027	$300	$109,575	$(326)	$2,064	$(51,840)	$59,773
Net loss	—	—	—	—	—	—	—	—	—	(43,810)	(43,810)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	1,864	—	1,864

Comprehensive loss											(41,946)

Common shares issued to Illumina, Inc.	—	—	—	—	5,155	52	49,948	—	—	—	50,000
Common shares issued in private placements, net	—	—	—	—	6,148	62	37,593	—	—	—	37,655

Common shares issued to the Board of Directors	—	—	—	—	14	—	145	—	—	—	145
Exercise of stock options	—	—	—	—	341	3	2,037	—	—	—	2,040
Exercise of warrants	—	—	—	—	1,037	10	5,282	—	—	—	5,292
Stock-based employee compensation	—	—	—	—	—	—	4,222	—	—	—	4,222

Reversal of deferred compensation	—	—	—	—	—	—	(326)	326	—	—	—
Stock based compensation to non-employees	—	—	—	—	—	—	254	—	—	—	254

Balances at December 31, 2006	—	$—	—	$—	42,722	$427	$208,730	$—	$3,928	$(95,650)	$117,435

See accompanying notes.

SOLEXA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	($43,810)	($29,160)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,816	4,564
Write-off of fixed assets	—	286
Stock based compensation expense	4,583	109
Amortization of warrant value related to note	—	175
Stock based compensation related to business combination engagement fees	—	987
Gain on sale of assets	(285)	(496)
Changes in operating assets and liabilities (net of effect of business combination):
Accounts receivable	(1,180)	(195)
Inventory	(5,330)	549
Forward loss contingency	(1,014)	1,028
Other assets	(3,058)	(427)
Accounts payable	6,047	(1,729)
Accrued liabilities	3,957	2,538
Advance from customers	1,459	—
Deferred revenue	412	602
Other non-current liabilities	(1,058)	(1,297)

Net cash used in operating activities	(36,461)	(22,466)

Cash flows from investing activities:
Purchase of technology rights	(483)	(75)
Purchase of property and equipment	(3,810)	(976)
Proceeds from sale of assets	325	—
Gain on sale of equity investment	—	496
Costs paid in connection with the business combination, net of cash received	—	(642)

Net cash used in investing activities	(3,968)	(1,197)

Cash flows from financing activities:
Proceeds from exercise of stock options	2,040	374
Proceeds from exercise of warrants	5,292	269
Issuance of common stock, net of issuance costs	87,655	54,326
Repayment of bank loan	—	(3,000)
Proceeds from issuance of series “A” ordinary and “B” preferred shares, net of issuance costs	—	—
Payments of capital lease obligations	(33)	(37)

Net cash provided by financing activities	94,954	51,932

Net increase in cash and cash equivalents	54,525	28,269
Effect of exchange rate differences on cash and cash equivalents	1,378	(329)
Cash and cash equivalents at beginning of year	38,403	10,463

Cash and cash equivalents at end of year	$94,306	$38,403

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$—	$126

Supplemental disclosure of non-cash investing activities:
Acquisitions of equipment under capital leases	$—	$(90)

See accompanying notes.

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Acquisition of Solexa, Inc.
     On November 12, 2006, we entered into a definitive merger agreement under which Illumina, Inc. (“Illumina”) would acquire Solexa, Inc. (“the Company”) in a stock-for-stock merger. In addition, we entered into a definitive securities purchase agreement in which Illumina purchased 5,154,639 shares of our common stock for an aggregate cash consideration of approximately $50 million on November 13, 2006. Illumina completed the acquisition of Solexa on January 26, 2007.
2. Description of Business
     Solexa, Inc. is in the business of developing and commercializing genetic analysis technologies. We are currently developing and commercializing a novel instrumentation system for genetic analysis, the Solexa Genome Analysis System, based on our reversible-terminator Sequencing-by-Synthesis, or SBS, chemistry and based on our Clonal Single Molecule Array™ technology. This platform supports many types of genetic analyses, including DNA sequencing, gene expression and small RNA analysis. We believe that this technology, which can generate over a billion bases of DNA sequence from a single experiment with a single sample preparation, will dramatically reduce the cost, and improve the practicality, of human re-sequencing relative to conventional technologies. We commenced commercial shipment of our first-generation system, the Genome Analyzer in the second quarter of 2006. We currently generate service revenues in our genomics services business from processing biological samples supplied to us by customers. We generated revenues in 2006 using our MPSS technology, which we discontinued in the third quarter of 2006, and we currently intend to provide genomic services utilizing our next-generation Solexa Genome Analysis System.
3. Basis of Presentation
     On March 4, 2005, Solexa Limited, a privately held United Kingdom company, and Lynx Therapeutics, Inc., a Delaware corporation, completed a business combination. Solexa Limited became a wholly owned subsidiary of Lynx as a result of the transaction, and Lynx changed its name to Solexa, Inc. However, because immediately following the business combination transaction the former Solexa Limited shareholders owned approximately 80% of the shares of the common stock of Lynx, Solexa Limited’s designees to the combined company’s board of directors represented a majority of the combined company’s directors and Solexa Limited’s senior management represented a majority of the senior management of the combined company, Solexa Limited is deemed to be the acquiring company for accounting purposes. Accordingly, the assets and liabilities of Lynx were recorded, as of the date of the business combination, at their respective fair values and added to those of Solexa Limited. Results of operations of the combined company for 2005, reflect those of Solexa Limited, to which the results of operations of Lynx were added from the date of the consummation of the business combination. The results of operations of the combined company reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired net assets.
     Unless specifically noted otherwise, as used throughout these consolidated financial statements, “Lynx Therapeutics” or “Lynx” refers to the business, operations and financial results of Lynx Therapeutics, Inc. prior to the business combination on March 4, 2005; “Solexa Limited” refers to the business of Solexa Limited, a privately-held United Kingdom company, prior to the business combination; and “Solexa” or “we” refers to the business of the combined company after the business combination, as the context requires.
     The consolidated financial statements include all accounts of Solexa and our wholly-owned subsidiaries, Solexa Limited and Lynx Therapeutics GmbH. All intercompany balances and transactions have been eliminated.

4. Summary of Significant Accounting Policies
     Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Stock-Based Compensation
     We grant stock options and restricted stock units for a fixed number of shares to employees with an exercise price equal to the fair value of the underlying common shares at the date of grant. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123R, (Revised 2004) (“SFAS 123R”) using the modified prospective transition method. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). As a result, the Company has included stock-based employee compensation expense in its results of operations for the year ended December 31, 2006, as more fully described in Note 6 to the Company’s consolidated financial statements.
     Valuation and attribution method-The Company estimates the fair value of stock options granted using the Black-Scholes Merton option-pricing model under the single option method. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.
     Prior to the adoption of SFAS 123R, we accounted for stock option grants in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related interpretations. Under APB 25, when the exercise price of our employee stock options equaled the per share fair value of the underlying stock on the date of grant, no compensation expense was recognized. The year ended December 31, 2005 prior to the adoption of SFAS 123R has not been restated. As required by SFAS 148, Accounting for Stock-Based Compensation — Transition and Disclosure prior to the adoption of SFAS 123R, Note 6 provides the effect on net loss after tax and net loss per share as if we had applied the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, to stock-based compensation during the years ended December 31, 2005 and 2004.
     All stock option awards to non-employees are accounted for at the fair value of the equity instrument issued, as calculated using the Black-Scholes Merton option pricing model, in accordance with SFAS 123, and Emerging Issues Task Force (“EITF”) Consensus No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. These options are subject to periodic re-measurement over their vesting terms.
     We recorded compensation expense related to option grants to non-employees of $254,000 and $10,000 in 2006 and 2005, respectively.
     Foreign Currency Translation
     Assets and liabilities of our wholly-owned foreign subsidiaries are translated to the U.S. dollar from their local currency, which is the functional currency, at exchange rates in effect at the balance sheet date for certain assets and liabilities. Revenues and expenses are translated at average exchange rates prevailing during the period. The resulting translation adjustments are recognized within “other comprehensive income.”
     Concentration of Credit Risk and Other Concentrations
     Financial instruments that potentially subject us to concentration of credit risk consist principally of cash equivalents and trade receivables. We invest our excess cash in deposits with major banks and in money market funds of companies with strong credit ratings.

     Research institutes and pharmaceutical, biotechnology and agricultural companies account for a substantial portion of our trade receivables. Accounts receivable are stated as amounts billed to customers. We provide credit in the normal course of business to our customers, and collateral for these receivables is generally not required. We monitor the creditworthiness of our customers to which we grant credit terms in the normal course of business. We have not experienced significant credit losses to date.
     We purchase on a sole-source basis, certain components for our Genome Analyzer and certain consumables used to operate and prepare samples to be run on the Genome Analyzer. We are in the process of negotiating supply agreements for certain of these sole-source items. We believe that we would be able to purchase alternative instrument components and reagents from other providers should the need arise, although we would likely incur additional expense and delay. Such additional expense and delay could be material and could harm our business in the short term.
     Revenues from three customers represented 43%, 16% and 11%, respectively, of the Company’s revenues for the year ended December 31, 2006, and 52% and 21%, respectively, of the Company’s revenues for the year ended December 31, 2005.
     Fair Value of Financial Instruments
     The carrying value of our cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value because of the short-term nature of these financial instruments. The fair value of other short-term and long-term obligations is estimated based on current interest rates available to us for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their fair values.
     Cash, Cash Equivalents and Short Term Investments
     We consider all investments in money market mutual funds, commercial paper and corporate bonds and notes with maturities at the date of purchase of 90 days or less to be cash equivalents. Investments in debt securities with maturities beyond 90 days, but less than one year, and investments in publicly traded equity securities are considered to be short-term investments. All investments held as of December 31, 2006 are classified as available for sale.
     Inventory
     Inventory is stated at the lower of cost (which approximates first-in, first-out cost) or market. The balances at December 31, 2006 and 2005 were classified as raw materials, work-in-process and finished goods. Raw material inventories consist primarily of reagents and other chemicals utilized while performing genomics services and components used to produce our Genome Analyzer and related consumables. Work-in-process inventories consist of the accumulated cost of experiments not completed and subassemblies for our Genome Analyzer and related consumables. Finished good inventories consist of manufactured instruments and reagents ready for sale. Amounts in excess of the genomics services inventory’s net realizable value are charged to cost of service revenue or to the forward loss contingency reserve, as appropriate. Inventory used in providing genomics services and for reagent sales is charged to cost of service revenue when the related revenue is recognized. Inventory used in producing instruments and consumables is charged to deferred cost of goods sold when the products are sold and to cost of goods when the related revenue is recognized. Instrument components, reagents, chemicals and flow cells purchased for internal development purposes are charged to research and development expenses upon receipt or as consumed.
     Property and Equipment
     Property and equipment are recorded at original cost, except for property and equipment acquired in the business combination which were recorded at fair value as of the date of the close of the transaction. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the useful life of the asset or the remaining term of the facility lease.
     Goodwill and Intangible Assets
     Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired in the business combination. Other intangibles including patents, acquired technology rights and developed technology are being amortized using the straight-line method over estimated useful lives of seven to ten years. Goodwill is not amortized. We review goodwill for impairment annually (or more frequently if impairment indicators exist). We review other intangible assets for impairment when indicators of impairment exist.
     The determination of net carrying value of goodwill and intangible assets and the extent to which, if any, there is impairment are dependent upon material estimates and judgments on our part, including the useful life over which the intangible assets are to be amortized, and the estimates of the value of future net cash flows, which are based upon further estimates of future revenues, expenses and operating margins.
     Impairment of Long-lived Assets
     In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we identify and record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.
     Revenue Recognition
     Revenues are related principally to fees for services that we perform on biological samples we receive from our customers. We recognize revenue in accordance with EITF Issue 00-21, Revenue Arrangements with Multiple Deliverables, and SEC Staff Accounting Bulletin No. 104, Revenue Recognition. In general, we recognize revenue when persuasive evidence of an arrangement exists, services have been rendered or delivery has occurred with customer acceptance, if appropriate, the fee is fixed or determinable, and collectibility is reasonably assured. Should conditions cause management to determine these criteria have not yet been met then any amounts billed to the customer are recorded as deferred revenue. To date, instrument sales have been deferred due to multiple element arrangements and continuing involvement with certain customers that delivery has not been completed.
     Research and Development Expenses
     Research and development expenses consist primarily of costs associated with compensation and other expenses for research and development personnel, supplies and development materials, costs for consultants and related contract research, facility costs, amortization of purchased technology and depreciation. Expenditures relating to research and development are expensed as incurred.
     Forward Loss Contingency
     In our genomics services business, we enter into service contracts to provide genetic analysis on samples provided to us by customers. If management considers it probable that performance on the contract will result in a loss and this loss can be reasonably estimated, a loss reserve is recorded. In 2005, we established a forward loss contingency reserve associated with our remaining MPSS genomics services contracts. To establish this forward loss contingency reserve, management made estimates of the costs to complete these MPSS genetic analyses based on historical experience; expectations of the nature and volume of future samples; the proportion of fixed and variable costs; expectations with respect to production capacity, yields and efficiency in our genomics services business; expectations with respect to the timing and expense of implementing our next-generation technology in our genomics services business; the expected rate of adoption by current customers of our next-generation technology in lieu of MPSS to perform genetic analysis on their biological samples; and expectations of genomic services business sample volume as a whole, including both MPSS and our next-generation technology.
     In developing our estimates for forward loss contingencies with respect to the service contracts, we assessed the carrying value of our fixed assets, including MPSS genetic analysis instruments used in our genomics services businesses, for impairment. We determined that there was no evidence of impairment at December 31, 2006.

	Year Ended
	December 31,
	2006	2005
	(In thousands)
Balance at beginning of year	$1,028	$—
Initial accrual for forward loss contracts	—	2,167
Loss experienced on completed samples	(1,033)	(708)
Reversal of forward loss accrual for completed contracts	(72)	(157)
Change in forward loss estimate	77	(274)

Balance at end of year	$—	$1,028

     Pension Costs
     We offer defined contribution pension plans for employees. Contributions are expensed as they become payable into the individuals’ pension plans in accordance with the rules of the plans.
Net Loss Per Share
     Basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding for 2006 and common stock and ordinary shares outstanding for 2005.
     Common stock equivalents including options and warrants to purchase common shares, “A” ordinary stock and “B” preferred redeemable convertible stock, were not included in the computation of diluted net loss per share, as their effect was anti-dilutive for the periods presented. Therefore, both the basic and diluted net loss per share computations resulted in the same number of shares, and there were no reconciling items. These common stock equivalents will be included in the calculation at such time as the effect is no longer anti-dilutive, as calculated using the treasury stock method. Upon the consummation of the business combination transaction, all ordinary shares, “A” ordinary, and “B” preferred redeemable convertible stock were exchanged for Solexa, Inc. common shares.
     The following common stock equivalents outstanding as of December 31 were not considered in the computation of basic and diluted net loss per share for each period presented:

	Year Ended December 31,
	2006	2005
Options and warrants to purchase shares	11,316,208	9,178,522
“A” convertible ordinary shares	—	—
“B” preferred shares	—	—

	11,316,208	9,178,522

     Segment Reporting
     SFAS 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way that public business enterprises report information about operating segments in financial statements. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Our business activities include the development and commercialization of technologies aimed at handling and/or analyzing the DNA molecules or fragments in biological samples. Accordingly, we operate in only one business segment. All of our assets and revenues are derived from this activity.
     Substantially all of our long-lived assets are located in the United States and the United Kingdom. Other than property and equipment, long-lived assets cannot be attributed to a particular geographic location. The net book value of property and equipment by geographical location are as follows (in thousands):

	Year Ended
	December 31,
	2006	2005
United Kingdom	$2,667	$973
United States	2,425	3,405

	$5,092	$4,378

     To date, revenues have been derived primarily from contracts with companies located in the United States and other countries as follows (revenues are attributed to geographic areas based on the location of the customer, in thousands):

	Year Ended
	December 31,
	2006	2005
United States	$2,087	$3,851
United Kingdom	276	181
Other	154	118

	$2,517	$4,150

Income Taxes
     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.
     Comprehensive Income (Loss)
     In accordance with SFAS 130, Reporting Comprehensive Income, all components of comprehensive income (loss), including net income (loss), are reported in the financial statements in the period in which they are recognized. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, are combined, net of any related tax effect, to arrive at comprehensive income (loss).
     The following are the components of comprehensive loss (in thousands):

	Year Ended December 31,
	2006	2005
Net loss	$(43,810)	$(29,160)
Currency translation	1,864	(633)

Comprehensive loss	$(41,946)	$(29,793)

     Recent Accounting Pronouncements
     In November 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 123(R)-3, Transition Election to Accounting for Tax Effects of Share-Based Payment Awards. This pronouncement provides an alternative method of calculating the excess tax benefits available to absorb any tax deficiencies recognized subsequent to the adoption of SFAS 123R. The Company has made an election in 2006 to adopt the transition method. This one-time election will not affect operating loss or net loss in 2006.
     In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Company recognize the impact of a tax position in its financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of the Company’s 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company does not expect the adoption of FIN 48 to have a material impact on its consolidated results of operations and financial position, and the Company is continuing to evaluate the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.
     In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement applies only to fair value measurements that are already required or permitted by other accounting standards. Accordingly, this statement does not require any new fair value measurements. SFAS 157 is effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact, if any, the adoption of SFAS 157 will have on its consolidated results from operations and financial position.
5. Solexa Limited and Lynx Business Combination and Name Change
     On March 4, 2005, Solexa Limited, a privately held United Kingdom company, and Lynx Therapeutics, Inc., a Delaware corporation then listed on the Nasdaq Capital Market, completed a business combination transaction. Solexa Limited has become a wholly owned subsidiary of Lynx as a result of the transaction. However, because immediately following the business combination transaction, the former Solexa Limited shareholders owned approximately 80% of the shares of the common stock, Solexa Limited’s designees to the combined company’s board of directors represented a majority of the combined company’s directors and Solexa Limited’s senior management represented a majority of the senior management of the combined company, Solexa Limited was deemed to be the acquiring company for accounting purposes. Accordingly, the assets and liabilities of Lynx were recorded, as of the date of the business combination, at their respective fair values and added to those of Solexa Limited. Reported results of operations of the combined company issued for the year ended December 31, 2005, reflect those of Solexa Limited, to which the operations of Lynx were added from the date of the consummation of the business combination. The operating results of the combined company reflect purchase accounting adjustments. The financial results of Solexa, Inc. prior to the business combinations, reflect those of Solexa Limited.
     Lynx issued approximately 13.8 million shares of common stock in exchange for all of the outstanding share capital of Solexa Limited and issued options to purchase approximately 910,000 shares of its common stock in exchange for all of Solexa Limited’s outstanding share options.
     Based on the average of the closing prices for a range of trading days (September 24, 2004 through September 30, 2004, inclusive) around and including the announcement date of the business combination transaction between Lynx and Solexa Limited, the fair value of the outstanding Lynx shares was $4.23 per share or approximately $15.9 million. The total purchase price of $20.6 million includes the fair value of the outstanding Lynx common stock of approximately $15.9 million, the fair value of Lynx outstanding stock options of approximately $0.9 million, the fair value of a loan and related interest from Solexa Limited to Lynx of $2.7 million and direct transaction costs of approximately $1.1 million.

     Total consideration was as follows (in thousands):

Common stock	$15,922
Estimated fair value of Lynx stock options assumed	851
Loans from Solexa to Lynx and related interest	2,719
Direct transaction costs of Solexa Limited	1,129

Total	$20,621

     The net book value of acquired assets and liabilities of Lynx, which approximated fair value as of March 4, 2005, was as follows (in thousands):

Assets:
Cash and cash equivalents	$199
Other current assets	2,262
Property and Equipment	6,802
Other non-current assets	256

Total assets	$9,519

Liabilities:
Current liabilities	$7,223
Deferred revenue	2,861
Long-term liabilities	3,678

Total liabilities	$13,762

Net book value of acquired assets and liabilities	$(4,243)

     Based in part upon an independent third-party valuation of the intangible assets acquired, we have allocated the total purchase price on March 4, 2005 as follows (in thousands):

Net liabilities	$(4,243)
Goodwill	22,529
Patents and developed technology	1,700
Deferred compensation	635

$20,621

     We valued the patents and developed technology utilizing a discounted cash flow model which uses forecasts of future royalty savings and expenses related to the intangible asset. We utilized a discount rate of 15%. The patents and developed technology are amortized over the estimated remaining life of ten years. Amortization expense of acquisition-related intangible assets was $170,000 and $142,000 for the years ended December 31, 2006 and 2005, respectively. As of December 31, 2006 and 2005, patents and developed technology are included in intangible assets.
     The results of operations of Lynx are included in Solexa’s consolidated financial statements from the date of the business combination transaction as of March 4, 2005. The following table presents pro forma results of operations and gives effect to the business combination transaction as if the business combination transaction were consummated at the beginning of the period presented. The unaudited pro forma results of operations are not necessarily indicative of what would have occurred had the business combination transaction been completed at the beginning of the period or of the results that may occur in the future (in thousands, except per share data):

Year ended
December 31,
2005
Service revenue	$5,046
Net loss	$(40,067)
Net loss per common share — basic and diluted	$(1.78)
Weighted average shares used to compute basic and diluted net loss per common share	22,556
6. Stock-based Employee Compensation
     As previously noted, effective January 1, 2006, the Company adopted SFAS 123R using the modified prospective transition method. Under this method, all employee stock-based payments, including grants of stock options, are recognized in the statement of operations as an operating expense, based on their fair values over the requisite service period. Awards that are granted after January 1, 2006 were measured and non-cash employee compensation expenses were recognized in the consolidated statements of operations in accordance with SFAS 123R. In addition, the non-vested portion of awards as of January 1, 2006 also resulted in recognition of non-cash employee compensation expense in 2006. The Company recognizes share-based employee compensation expense ratably over the vesting period of options, adjusted for the expected forfeiture rate. The expenses were included in the consolidated statements of operations as follows (in thousands):

Year Ended
December 31, 2006
Manufacturing start up and excess capacity costs	$222
Cost of service revenue	39
Research and development	1,646
Sales, general and administrative	2,274

Non-cash stock-based employee compensation expense	$4,181

     For the year ended December 31, 2006, in accordance with SFAS 123R, the Company recognized non-cash stock-based employee compensation expenses of $4.2 million. Both basic and diluted loss per share for the year ended December 31, 2006 were $0.11 higher, than if the Company had not adopted SFAS 123R and continued to account for stock-based compensation under APB 25. Stock-based employee compensation costs capitalized into inventory and charged against the forward loss contingency were $24,000 and $14,000, respectively, for the ended December 31, 2006.
     As of December 31, 2006, total unrecognized compensation costs related to non-vested awards of $16 million are expected to be recognized over a weighted average period of approximately 2.79 years.
     Under SFAS 123R, we estimate the fair value of stock options at the date of grant using the Black-Scholes Merton option pricing model. Expected volatility is based on trading activity of the Company since the business combination between Solexa Limited and Lynx Therapeutics, Inc. and that of certain comparable companies in our industry. The Company uses an estimate of the expected life based on the weighted-average difference between the vesting term and the contract term. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The fair value of options at date of grant and the assumptions utilized to determine such values are indicated in the following table:

Year Ended
December 31, 2006
Risk-free interest rate	4.79%
Expected volatility	0.79
Expected life (in years)	6.01
Expected dividend yield	0%
     Prior to the adoption of SFAS 123R, we applied SFAS 123, amended by SFAS 148, which allowed companies to apply the existing accounting rules under APB 25 and related interpretations. Periods prior to the adoption of 123R have not been restated. In general, as the exercise price of options granted under these plans was equal to the market price of the underlying common stock on the grant date, no stock-based employee compensation cost was recognized in our net income (loss) for periods prior to the adoption of SFAS 123R. As required by SFAS 148 prior to the adoption of SFAS 123R, we provided pro forma net loss and pro forma net loss per share disclosures for stock-based awards, as if fair-value-based method defined in SFAS 123 had been applied.
     The following table illustrates the effect on net loss after tax and net loss per share as if we had applied the fair value recognition provisions of SFAS 123 to stock-based compensation during the year ended December 31, 2005 (in thousands, except per share amounts):

Year Ended
December 31,
2005
Net loss, as reported	$(29,682)
Add: Stock-based employee compensation, as reported	109
Deduct: Stock-based employee compensation as if fair value method was applied to all awards	(2,294)

Net loss, pro forma as if fair value method applied to all awards	$(31,867)

Basic and diluted net loss per share, as reported	$(1.51)

Basic and diluted net loss per share, pro forma as if fair value method applied to all awards	$(1.62)

     For the year ended December 31, 2006, the only stock option plan under which the Company awarded new grants to employees was the 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan awards generally vest either ratably over four years of service or one quarter at the end of the first year and then ratably over the following three years of service and have a contractual life of ten years. At December 31, 2006, the Company had 2,139,159 shares available for grant under the 2005 Equity Incentive Plan.
     The weighted average fair value of options granted during the year ended December 31, 2006 was $6.54.
     Cash received from options exercised during the year ended December 31, 2006 was approximately $2.0 million. In connection with these exercises, there was no tax benefit realized by the Company due to the Company’s current loss position.
     We have not recorded any deferred tax assets related to the compensation costs that result from the adoption of SFAS 123R because the utilization of such assets or liabilities is dependent upon future earnings, if any. We are uncertain about the timing and amount of any future earnings. We have concluded that it was more likely than not that such deferred tax assets would not be realized. Accordingly, all of our deferred tax assets have been fully offset by a valuation allowance as of December 31, 2006.
7. Balance Sheet Accounts
     Inventory consists of the following (in thousands):

	Year Ended December 31,
	2006	2005
Raw materials	$3,574	$213
Work in process	3,198	541
Finished goods	360

	$7,132	$754

     Raw materials and work in process consist primarily of instrument components, flow cells and reagents and other chemicals for use in manufacturing Genome Analyzers and related consumables and utilized while performing genomic discovery services.
     Other current assets consisted of the following (in thousands):

	Year Ended December 31,
	2006	2005
Prepaid expenses	$968	$544
Research and development tax credit receivable	2,594	1,789
Deferred cost of goods sold	2,127	—
Other receivables	165	89

	$5,854	$2,422

     Property and equipment consisted of the following (in thousands):

	Year Ended December 31,
	2006	2005
Leasehold improvements	$8,513	$3,500
Laboratory and other equipment	8,890	6,288

	17,403	9,788
Less accumulated depreciation and amortization	(12,311)	(5,410)

	$5,092	$4,378

     Depreciation and amortization for property and equipment for the years ended December 31, 2006 and 2005 was $2.3 million and $4.4 million, respectively.
     The cost of assets held under capital leases at December 31, 2006 and 2005 was $176,000 and $213,000, respectively. Accumulated depreciation on assets under capital leases at December 31, 2006 and 2005 was $74,000 and $84,000, respectively.
     Other accrued liabilities consisted of the following:

	Year Ended December 31,
	2006	2005
	(In thousands)
Advance on warrant exercise	$3,269	$—
Accrued rent	—	193
Other accrued liabilities	260	336

	$3,529	$529

     The advance on warrant exercise represents funds received from a warrant holder in late December 2006 in advance of the issuance of the common shares in early January 2007.
8. Intangible Assets
     In the second quarter of 2005, we purchased intellectual property rights related to our core reversible-terminator SBS technology with a value of $525,000. Pursuant to this arrangement, we paid $75,000 in cash and issued 66,175 shares of our common stock with a fair market value of $450,000. The total purchase price amount has been capitalized as an intangible asset, and the value is being amortized over 10 years. We believe that there are alternative future uses for this technology; therefore, the value paid for this intellectual property has been capitalized as an intangible asset.
     Intangible assets consist of the following:

	Year Ended December 31,
	2006	2005
	(In thousands)
Purchased technology	$4,891	$4,143
Accumulated amortization	(1,235)	(633)

Intangible assets, net	$3,656	$3,510

     All intangible assets are being amortized on a straight-line method over their estimated useful lives. Purchased technologies have been assigned useful lives of between 5 and 10 years (with a weighted average life of approximately 7.0 years). Amortization expense related to identifiable intangible assets was $522,000 and $466,000 in 2006 and 2005, respectively.
     Estimated future amortization expense of intangible assets is as follows (in thousands):

2007	$566
2008	566
2009	566
2010	566
2011	371
Thereafter	1,021

$3,656

9. Stockholders’ Equity
     Ordinary and Series A Convertible Ordinary Shares
     Upon the closing of the Solexa Limited and Lynx business combination transaction, all outstanding ordinary shares and Series “A” convertible ordinary shares of Solexa Limited were exchanged for the shares of common stock of Solexa, Inc.
     Preferred Stock
     Under our certificate of incorporation, our board of directors has the authority, without further action by the holders of our common stock, to issue up to 2,000,000 shares of preferred stock from time to time in series and with preferences and rights as it may designate. These preferences and rights may be superior to those of the holders of our common stock.
     Common Stock and Warrants
     At the time of the business combination transaction between Solexa and Lynx, Lynx had warrants outstanding for the purchase of an aggregate of 641,525 shares of common stock resulting from earlier financing transactions. We assumed these warrant obligations.
     On April 21, 2005, we entered into a definitive agreement for a private placement of approximately 8.1 million shares of common stock at $4.00 per share and warrants to purchase approximately 4.1 million shares of common stock at $5.00 per share. On April 25, 2005, pursuant to the agreement, we issued approximately 2.1 million shares of common stock and warrants to purchase approximately 1.1 million shares of common stock, receiving gross proceeds of approximately $8.5 million. On July 12, 2005, following receipt of stockholder approval at our 2005 annual meeting of stockholders, we issued approximately 6.0 million shares of common stock and warrants to purchase approximately 3.0 million shares of common stock, receiving gross proceeds of approximately $24.0 million. In aggregate, we raised a total of approximately $31.0 million, net of issuance costs.
     In June 2005, we settled a $1.7 million balance owed to a consultant by paying cash and issuing common stock and warrants to purchase common stock. As provided in the settlement agreement terms, we paid cash of $997,000 and issued 180,000 shares of our common stock, and warrants to purchase an additional 90,000 shares of our common stock at an exercise price of $5.00 per share. As a result of this transaction, we recorded $987,000 of additional expense in the year ended December 31, 2005, representing the difference between the $1.7 million amount owed and the fair value amount of cash and stock paid to the consultant.
     On November 18, 2005, Solexa entered into an agreement to issue up to 10.0 million shares of common stock at $6.50 per share and five-year warrants to purchase approximately 3.5 million shares of common stock at an exercise price of $7.50 per share. On November 23, 2005, pursuant to the agreement, Solexa issued approximately 3.9 million shares of common stock and warrants to purchase approximately 1.3 million shares of common stock, receiving net proceeds of approximately $23.3 million. Following receipt of stockholder approval, Solexa issued on January 19, 2006 approximately 6.1 million shares of common stock and warrants to purchase approximately 2.2 million shares of common stock, receiving net proceeds of approximately $37.8 million. In aggregate, Solexa raised a total of approximately $61.1 million, net of issuance costs, related to this purchase agreement.
     In January 2006, the Company issued 24,580 shares of common stock to Silicon Valley Bank in a net exercise of warrants to purchase 59,999 shares of common stock. No proceeds were received by the Company as a result of this net exercise.
     In January 2006, the Company issued 13,042 shares of common stock from the 2005 Equity Incentive Plan to members of the Board of Directors in consideration for the payment of accrued board fees. The related expense of $140,000 was recognized in 2005 in the periods when the related services were rendered.

     On September 19, 2006, Solexa entered into an equity line of credit agreement with a private investor. During the two-year term of the agreement, the Company may sell at its discretion up to $75 million in registered shares of Solexa common stock to the private investor at a small discount to the market price. The Company will determine, at its sole discretion, the timing and amount of any sales, subject to certain conditions. In addition, the agreement also provides that from time to time and at the Company’s sole discretion we may grant the private investor the right to exercise one or more options to purchase additional shares of the Company’s common stock for an amount of shares determined by the Company. We would sell these shares of common stock to the private investor based upon a weighted average price of our common stock, less a small discount. As of December 31, 2006, Solexa has not issued any common shares in connection with this agreement.
     A summary of the warrants outstanding as of December 31, 2006 is as follows:

Number of Shares	Exercise Price	Expiration Date
417,129	$27.16	2007
20,857	$21.70	2007
74,400	$19.82	2008
18,600	$18.74	2008
1,306,380	$7.50	2010
3,180,696	$5.00	2010
2,098,538	$7.50	2011

7,116,600

10. Stock Option Plans and Stock-based Compensation
     The Company has six equity incentive plans as follows:
     The Solexa Share Option Plan for Consultants
     This plan was adopted by the Company on April 14, 1999. Options have been granted under this plan to consultants of Solexa Limited and vest over four years from the date of grant with 25% vesting on the first anniversary of the date of grant, and the remainder vesting at the rate of 1/36 per complete month thereafter. Options only become exercisable after the third anniversary of the date of grant, to the extent they have vested, and options have a 10-year term, unless earlier forfeited.
     The Solexa Unapproved Company Share Option Plan
     This plan was adopted by Solexa Limited on January 23, 2001. Options have been granted under the unapproved plan to employees of Solexa Limited and generally vest over four years from the date employment starts (or for subsequent awards, from the date awarded) with 25% vesting on the first anniversary of the date of grant, and the remainder vesting at the rate of 1/36 per complete month thereafter. Options are exercisable once vested and have a 10-year term unless earlier forfeited.
     The Solexa Ltd Enterprise Management Incentive Plan
     This plan was adopted by Solexa Limited on May 22, 2002. Options have been granted under this plan to employees of Solexa Limited and generally vest over four years from the date employment starts (or for subsequent awards, from the date awarded) with 25% vesting on the first anniversary of the date of grant, and the remainder vesting at the rate of 1/36 per complete month thereafter. Options are exercisable once vested and have a 10-year term unless earlier forfeited.
     During 2003, 137,450 options which had conditional vesting terms dependent upon milestone achievement were granted to all employees of Solexa Limited. As at June 30, 2004 the Board had agreed that 50% of the award should start vesting on April 1, 2004 with the remaining 50% on June 1, 2004.

     1992 Stock Option Plan
     In connection with the business combination transaction, the Company assumed the Lynx 1992 Stock Option Plan (“Lynx 1992 Plan”), which authorized up to 1,535,526 shares of common stock for issuance. (See Note 5). At our annual stockholders meeting on July 7, 2005, and in connection with the approval of our 2005 Equity Incentive Plan (“2005 Incentive Plan”), 178,767 shares remaining available for issuance under future option rights under the Lynx 1992 Plan were transferred for issuance under future option grants under the 2005 Incentive Plan.
     Under the Lynx 1992 Plan, the exercise price of incentive stock options may not be less than 100% of the fair market value of Lynx’s common stock at the date of grant. The exercise price of nonqualified options may not be less than 85% of the fair market value of Lynx’s common stock at the date of grant. Options generally vest over a five-year period from the date of grant and have a term of ten years. In the case of incentive stock options granted to a person who owns more than 10% of the total combined voting power of all classes of stock of Lynx, the exercise price may not be less than 110% of the fair market value of Lynx’s common stock at the date of grant and the term cannot exceed five years. As of December 31, 2006, all options granted under the 1992 Plan were nonqualified options.
     2005 Equity Incentive Plan
     In June 2005, the Board adopted, and the stockholders subsequently approved, our 2005 Incentive Plan. The 2005 Incentive Plan is for a ten-year term. The issuance of 1,978,767 shares of common stock was authorized, which includes 178,767 shares of common stock that were previously held in reserve under Lynx 1992 Plan but were unused. Additionally, if any outstanding stock options granted under the Lynx 1992 Plan expire or terminate without being exercised, the shares of common stock that are not acquired under such stock options shall revert to, and become available for issuance under, the 2005 Incentive Plan. The maximum aggregate number of additional shares of common stock that may revert to the 2005 Incentive Plan in this manner is 1,171,737 shares.
     At the Company’s annual meeting of stockholders held on October 4, 2006, the stockholders of Solexa approved the 2005 Equity Incentive Plan, as amended by the Board of Directors on July 28, 2006, to increase the aggregate number of shares of common stock authorized for issuance under the incentive plan by 3,000,000 shares. This incentive plan provides for the grant of incentive stock options, nonstatutory stock options, stock purchase awards, stock bonus awards, stock appreciation rights, stock unit awards and other forms of equity compensation.
     Under the 2005 Incentive Plan, the exercise price of incentive stock options may not be less than 100% of the fair market value of our common stock at the date of grant. The exercise price of nonqualified options may not be less than 100% of the fair market value of our common stock at the date of grant. Options generally vest over a five-year period from the date of grant and have a term of ten years. In the case of incentive stock options granted to a person who owns more than 10% of the total combined voting power of all classes of our stock, the exercise price may not be less than 110% of the fair market value of our common stock at the date of grant and the term cannot exceed five years. As of December 31, 2006, all options granted under the 2005 Incentive Plan were nonqualified options.
     Stock option activity under the above plans was as follows:

	2006		2005
		Weighted		Weighted
		Average		Average
	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price
Balances at January 1	3,090,308	$6.15	912,582	$2.42
Options assumed in business combination	—	—	356,316	19.20
Options granted	1,644,564	9.24	2,133,827	6.10
Options exercised	(341,275)	5.98	(145,795)	2.57
Options forfeited	(193,976)	7.58	(166,622)	16.53

Balances at December 31,	4,199,621	7.30	3,090,308	6.15

Shares exercisable	1,413,034	$6.94	932,317	$7.77

     The following table summarizes additional information about options outstanding at December 31, 2006:

	Options Outstanding
		Weighted		Options Exercisable
	Number	Average		Number
	Outstanding	Remaining	Weighted	Exercisable	Weighted
	As of	Contractual	Average	As of	Average
Range of Exercise Prices	12/31/06	Term	Exercise Price	12/31/06	Exercise Price
$1.28 - $1.75	442,192	7.48	$1.34	269,237	$1.36
$1.75 - $5.92	383,406	5.75	$4.26	325,396	$4.13
$5.92 - $5.97	884,316	8.68	$5.97	283,713	$5.97
$5.97 - $6.20	212,418	8.52	$6.13	30,624	$6.20
$6.20 - $6.39	600,000	8.35	$6.39	350,000	$6.39
$6.39 - $8.68	441,315	9.04	$8.49	70,411	$8.31
$8.68 - $9.06	428,036	9.72	$9.04	12,907	$9.06
$9.06 - $9.62	458,856	9.44	$9.50	35,319	$9.59
$9.62 - $220.50	347,297	9.26	$11.91	33,642	$30.11
$220.50 - $1,074.50	1,785	3.15	$1,074.50	1,785	$1,074.50

$1.28 - $1,074.50	4,199,621	8.50	$7.30	1,413,034	$6.94

     1998 Employee Stock Purchase Plan
     In connection with the business combination transaction, the Company assumed the Lynx 1998 Employee Stock Purchase Plan (“Purchase Plan”). The Purchase Plan authorized the issuance of 51,684 shares of common stock pursuant to purchase rights granted to its employees and is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. As of December 31, 2006, a total of 37,618 shares remained available for future issuance. In early 2003, pursuant to our transfer from the Nasdaq National Market to the Nasdaq Capital Market, Lynx suspended its Purchase Plan, and no shares were issued in 2006.
     Executive Bonus Program
     On May 19, 2006 and July 5, 2006, the Company entered into compensation arrangements with certain of its executive officers. These agreements provide for the recipients to receive one of two alternative one-time bonuses, a market capitalization bonus or a change in control bonus. Once the triggering event for either of the bonuses has occurred, the other alternative is no longer available. The shares underlying this bonus were approved by the shareholders on October 4, 2006. The Company did not record any compensation related to this bonus as such amounts were insignificant at December 31, 2006.
     Market Capitalization Bonus
     A total of 617,209 shares will be issued in the event that the closing price of the Company’s common stock exceeds $27.60 per share for each of 25 consecutive public trading days. The Company may, at its election, provide cash compensation in lieu of a portion of the common stock sufficient to pay the income taxes applicable to the Market Capitalization Bonus.
     Change in Control Bonus
     In the event of a change of control, certain executives will receive a bonus equal to .25% and one executive will receive 1% of the amount by which the consideration received by the Company’s shareholders as a direct result of a Change of Control exceeds the aggregate purchase price of $150.0 million, plus the aggregate gross proceeds received by the Company through the sales of equity securities after the effective date of the agreements. This consideration in this alternative will be paid to the executive in the same form as consideration received by the Company’s shareholders in the change of control transaction. The Company may at its sole discretion elect to substitute cash for all or any of the securities or other non-cash consideration that would otherwise be payable based on the change of control.
11. Restructuring
     On May 17, 2005, the Board of Directors of Solexa approved a workforce restructuring plan designed to reflect Solexa’s ongoing transition from its MPSS technology to the development and commercialization of the next-generation Solexa Genome Analysis System. The restructuring plan, which was initiated on May 18, 2005, involved a workforce reduction of approximately 17% and left Solexa with a post-reduction workforce of approximately 116 employees in the United States and United Kingdom. The workforce reduction included positions in most functional areas of Solexa. Accordingly, the Company recognized a restructuring charge of $333,000 for severance and benefits related to the involuntary termination of approximately 24 employees. At December 31, 2005, all amounts related to restructuring were paid-in-full.
12. Pension Plans
     The Company operates a defined contribution group personal pension plan for substantially all of our United Kingdom employees. At the time of the business combination with Lynx, the Company assumed the Lynx 401(k) Plan, also a defined contribution plan. Pursuant to the 401(k) Plan, employees in the United States may elect to reduce their current compensation by up to 25% (subject to an annual limit prescribed by the Internal Revenue Code) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan. Company contributions to the plans totaled $463,000 and $415,000 in the years ended December 31, 2006 and 2005, respectively.

13. Income Taxes
     In the accompanying consolidated statements of operations, “loss before income taxes” includes the following components for the years ended December 31, 2006 and 2005 (in thousands):

	For Year Ended December 31
	2006	2005
Domestic	$(17,888)	$(14,101)
Foreign	(27,750)	(18,058)

	$(45,638)	$(32,159)

     The provision (benefit) for income taxes consists of the following (in thousands):

	2006	2005
Current — foreign	$(1,828)	$(2,999)

     The reconciliation of income tax expense (benefits) attributed to continuing operations computed at the statutory rates to income tax expense (benefit) for the fiscal years ended December 31, 2006 and 2005 is as follows:

	2006	2005
Tax provision (benefit) at statutory rate (US)	$(15,517)	$(10,934)
Refundable research tax credit	(1,828)	(2,999)
Loss for which no tax benefit is currently recognizable	15,174	10,934
Other	343	—

Total	$(1,828)	$(2,999)

     The Company’s net income tax benefit was approximately $1.8 million and $3.0 million in 2006 and 2005, respectively. These amounts result from refundable research credits allowed by the United Kingdom Inland Revenue.
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	2006	2005
Deferred tax assets, net:
U.S. Federal and state net operating losses	$15,077	$43,990
Foreign net operating losses	16,030	10,033
U.S. Federal and state research and development credits	6,506	6,888
Capitalized research and development expenditures	2,167	2,703
Depreciation and amortization	2,806	2,372
Reserves and accruals	5,654	3,061
Valuation allowance	(48,240)	(69,047)

Deferred tax assets, net of valuation allowance	$—	$—

     Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax assets as of December 31, 2006 and 2005 has been established to reflect these uncertainties. The change in the valuation allowance was a net decrease of $20.8 million for the year ended December 31, 2006, and a net increase of $63.4 million for the year ended December 31, 2005. We have elected to track the portion of our federal and state net operating loss and tax credit carryforwards attributable to stock option benefits in a separate memo account pursuant to SFAS 123R. Therefore, these amounts are no longer included in our gross or net deferred tax assets. Pursuant to SFAS 123R, the benefit of these net operating loss and tax credit carryforwards will only be recorded to equity when they reduce cash taxes payable.
     As of December 31, 2006, the Company had federal net operating loss carryforwards of approximately $32.8 million, which will expire at various dates from 2010 through 2026, if not utilized. The Company has state net operating loss carryforwards of approximately $74.2 million, which will expire in the years 2012 through 2016, if not utilized.
     As of December 31, 2006, the Company’s federal and state net operating loss carryforwards being accounted for in the memo account were $1.2 million and $1.9 million, respectively, for which any subsequently recognized tax benefits will be credited to stockholders’ equity.
     As of December 31, 2006, the Company had foreign net operating loss carryforwards of approximately $53.0 million, which have an unlimited carryforward period.
     As of December 31, 2006, the Company also had federal and California research and development and other tax carryforwards of approximately $3.8 million and $3.7 million respectively. The federal research credits will expire at various dates from 2007 through 2025, if not utilized. The California research credits do not expire.
     Utilization of the Company’s net operating loss may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.
     In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes. FIN 48 provides interpretive guidance for recognition and measurement of tax positions taken or expected to be taken in a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is reviewing the impact of FIN 48, but does not expect the adoption of FIN 48 to have a material impact on its financial statements.
14. Commitments
     As part of the business combination transaction with Lynx, the Company assumed non-cancelable operating leases for facilities space of approximately 148,000 square-feet in two buildings in Hayward, California. The Company’s corporate headquarters, U.S. research and development facilities and genomics services facilities are located in one of the two buildings. The Company expects that the remaining space will be developed and occupied in phases, depending on our growth. The leases expire on December 14, 2008. Under the terms of the leases, the monthly rental payments are subject to annual consumer price index-based adjustments, with minimum and maximum limits. The Company is recognizing rent expense on a straight-line basis over the lease period. The Company has the option to extend the lease for an additional five-year period, subject to certain conditions, with payments to be determined at the time of the exercise of the option.
     The Company currently leases approximately 23,000 square feet in Little Chesterford, United Kingdom. This space is occupied by Solexa Limited, our wholly-owned subsidiary. The leases expire on July 12, 2008. The Company believes that the leases can be renewed on satisfactory terms or that alternative facilities can be found nearby on satisfactory terms.
     Rent expense for facilities under operating leases was $1,460,000 in 2006 and $1,138,000 in 2005.
     The net book value of property and equipment financed through capital leases and long-term obligations was $102,000 and $119,000 at December 31, 2006 and 2005, respectively. The obligation under the equipment loans is collateralized by the equipment financed, bears interest at 10% and is due in monthly installments.

     Annual future minimum payments are as follows at December 31, 2006:

	Capital	Operating
	Leases	Leases
	(In thousands)
2007	$37	$3,070
2008	16	2,754

Total	53	$5,824

Less amount representing interest	(4)

Present value of future minimum lease payments	49
Less current portion	(34)

Long-term portion	$15

     As part of the business combination with Lynx, the Company assumed a research collaboration agreement with E.I. DuPont de Nemours and Company (“DuPont”) to apply its MPSS technologies on an exclusive basis to the study of certain crops and their protection. This multi-year research collaboration agreement obligated the Company to provide MPSS services through 2008. The Company ceased performing MPSS experiments for customers and the Company began to perform genomics services using its SBS reversible terminator chemistry and Clonal Single Molecule Array technology on 2006. The Company’s contract with DuPont has been amended to reduce the remaining maximum amount payable to Solexa to $1.4 million, of which a portion is related to the delivery of an instrument and related consumables and the balance to genomics services to be performed under the agreement. The Company recorded service revenue of $1.1 million and $1.9 million in 2006 and from the date of the business combination in 2005, respectively, under this agreement, and the Company had $1.2 million in deferred revenue in connection with this contract at December 31, 2006. As of December 31, 2006, $150,000 remained to be billed to DuPont under this agreement.
     The Company’s revenues could vary in 2007 and beyond due to interruptions in genomics services productions our new instrumentation is brought on line in its genomics services business on line as well as due to variable customer demand until the new technology is more established.
15. Related Party Transactions
     Dr. Stephen Allen, a director of Solexa and Solexa Limited, was paid $179,454 for consulting services provided during 2005 by i2r Ltd, a private company of which Dr. Allen is a shareholder and a director. As of December 31, 2005, $11,846 was outstanding under this arrangement. Dr. Allen and i2r Ltd no longer provide consulting services to the Company or Solexa, Ltd., and Dr. Allen is no longer receiving any compensation from the Company other than for his services as a director. As of December 31, 2006, no amounts were owed to Dr. Allen.
     During 2005 and 2004, Solexa Limited incurred $53,892 in fees paid to Abingworth Management Inc. and $155,000 to Abingworth Management Ltd, members of a group of companies that manages funds that are collectively significant holders of Solexa common stock. These liabilities were incurred for salary and expenses of John West in respect of his services as a director and Chief Executive Officer of Solexa Limited and for consulting services provided by Abingworth Management Ltd. In addition, during the calendar year ended December 31, 2005, Solexa Limited incurred approximately $54,000 for consulting services provided by Abingworth Management Ltd. As of December 31, 2006 and 2005, no amounts were outstanding, and these arrangements have been terminated. Claire Wilkinson, an employee of Abingworth Management Limited, earned $25,267 for consulting services in 2005. As of December 31, 2006 and 2005, no amounts were outstanding.
     Axaron Bioscience AG
     During fiscal 2005, the Company held an equity investment in Axaron Bioscience AG (“Axaron”), a company owned primarily by Solexa and BASF Aktiengesellschaft AG, or BASF, that was originally acquired by Lynx. On October 21, 2005, the Company sold all remaining stock to BASF. During the fourth quarter of 2005, the Company recorded approximately $496,000 of other income in connection with the sale.
     During 2005, the Company had a technology licensing agreement with Axaron, which allowed Axaron to use its proprietary MPSS and Megasort technologies non-exclusively in Axaron’s neuroscience, toxicology and microbiology programs until December 31, 2007. Lynx had received from Axaron a $5.0 million technology license fee, which was recorded as deferred revenue and was being recognized on a straight-line basis over the non-cancelable term of the agreement. As part of the purchase accounting related to the business combination with Lynx, the deferred revenue balance was reduced to zero since Lynx had no further legal performance obligation related to the Axaron contract. In accordance with APB 18, the Company does not apply the equity method as our investment in Axaron has been reduced to zero and no pro-rata share of Axaron losses has been reflected in the consolidated statement of operations for the year ended December 31, 2005.
     The technology licensing agreement was terminated in connection with the sale to BASF of all remaining stock held by us.
16. Quarterly Results (Unaudited)

	Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands)
2006:
Revenues	$768	$1,097	$569	$83
Loss from operations	$(10,293)	$(10,826)	$(11,247)	$(15,996)
Net loss	$(9,333)	$(9,783)	$(9,886)	$(14,808)
Basic and diluted net loss per common share	$(0.27)	$(0.27)	$(0.27)	$(0.43)
2005:
Revenues	$605	$1,399	$844	$1,302
Loss from operations	$(5,261)	$(9,455)	$(10,528)	$(7,329)
Net loss	$(5,782)	$(9,385)	$(10,802)	$(3,713)
Basic and diluted net loss per common share	$(0.96)	$(0.48)	$(0.43)	$(0.13)
     Basic and diluted net loss per share is computed independently for each of the quarters presented. Therefore, the sum of the quarters may not be equal to the full year net loss per share amounts.